Exhibit 10.18

AGREEMENT FOR THE TERMINATION OF THE CONTRACT OF OPERATION OF THE CASINO BETWEEN SODAK GAMING INTERNATIONAL, INC. AND ADMIHOTEL COMPANY, LTDA. THAT OPERATES IN THE HOTEL CROWN PLAZA OF QUITO, ECUADOR, SALE WITH RESERVATION OF TITLE, ASSIGNMENT OF RIGHTS AND OBLIGATIONS AND GUARANTEES

APPEARANCES: The parties to this Agreement are (I) SODAK GAMING INTERNATIONAL, INC., domiciled at the street 5301 South Highway 16, Rapid City, South Dakota, USA, represented by Mr. George E. Grassby, with special powers; (II) ADMIHOTEL COMPANY, LTDA. Society organized pursuant to the laws of Ecuador, domiciled in Quito, Ecuador, represented by Dr. Ruben Dario Alava Cajiao, pursuant to the attached power; (III) ECUASODAK, S.A., anonymous society organized pursuant to the laws of Ecuador, represented by the Company PBP Representations Company, Ltda. represented through its Manager Dr. Sebastian Perez Arteta, pursuant to the attached power; and (IV) ARQ. HUGO CAICEDO ANDINO, in his own right married, adult, capable of contracting and obligating himself, all of which appear for the following purposes.

1.   PREAMBLE:

     1.1 On the 3rd day of November, 1995, Sodak Gaming International, Inc. domiciled in the street 5301 South Highway 16, Rapid City, South Dakota, USA, represented by its President of Corporate Development, Kevin Buntrock, and Admihotel Company Ltda., (Admihotel) domiciled in Av. de Los Shyris 1757 Ynnuu, Quito, Ecuador, represented by its representative Mr. Fernando Bucheli, entered into a contract of operation of the casino (The Contract for the Operation of a Casino), in which Sodak International, Inc. obligated itself to install and maintain an operation in the first basement of the Hotel Crowne Plaza of Quito, a casino consisting of video and electronic slot machines and table games which administration was under the control of Sodak Gaming International, Inc.

     1.2 During the time that the Company Ecuasodak, S.A. was being incorporated to facilitate the importation of machines, installations and supplements necessary for the operation of the casino, the company Rimex S.A. acted as importer and consignatary of the machines; but once constituted said Company Rimex S.A. by way of a public writing issued the 24th of October, 1998, before the 27th Notary of Quito, Fernando Polo Elmir, ratified that the ownership of the machines , installations and supplements imported in its name on behalf of Ecuasodak, S.A. with the authoritative annex which is incorporated having acted as an official agent of Ecuasodak, S.A.

     1.3 Ecuasodak, S.A. was incorporated in the City of Quito, the 9th of February, 1996 before the 9th Notary of Quito, Dr. Gustavo Flores Uzacategui, and was approved by the legal branch of the Superintendent of Companies by way of Resolution 96.1.1.1.1.0544, the 21st of February, 1996 inscribed in the Board of Trade of the Canton of Quito, the 1st of March, 1996, Company which was incorporated without intervention or knowledge by Admihotel.

     1.4 The machines, equipment and accessories of the casino imported as stated above, and all subsequent importations were imported using the official license of Admihotel. These machines, equipment and accessories are found installed and in operation of the first basement of Hotel Crowne Plaza of Quito. Said goods are the assets of Ecuasodak, S.A.

     1.5 The books of Ecuasodak have been maintained by its accountants without intervention by Admihotel. Being therefore that the books are its exclusive responsibility.

     1.6 Sodak Gaming International, Inc. through itself and by third parties, (Ecuasodak, S.A.) has controlled the technical and financial operation of the casino without participation of Admihotel.

     1.7 Therefore, Sodak Gaming International, Inc. assumes the responsibility of the technical, financial and accounting operation as well as the fiscal, municipal and any other obligations arising out of the operation of the casino through December 31, 1998.

     1.8 Sodak Gaming International has resolved in a voluntary fashion to termination of its operations in South America which include the casino at the Hotel Crowne Plaza of Quito, Ecuador.

     1.9 As a result of this decision by Sodak Gaming International, Inc., the subsidiary, Ecuasodak, S.A. is going to liquidate its operations and for that reason it desires to sell its machines, installations and accessories installed in the casino.


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     1.10 For this effect, the general meeting of shareholders of Ecuasodak,
S.A. authorized the sale of these machines, installations and accessories which were imported under the official license of Admihotel for the casino, a copy of which is attached hereto.

     1.11 Admihotel accepts termination of the contract of operation of the casino with Sodak Gaming International, Inc. due to its decision to conclude South American operations.

     Based on the above, the parties appear and agree as follows:

2.   TERMINATION OF THE CONTRACT OF THE OPERATION OF THE CASINO

     2.1 Admihotel and Sodak Gaming International, Inc. agree freely and voluntarily in the greatest harmony to terminate the contract of operation of the casino prior to the set out termination date without any rights to a claim by either party; in other words, they mutually waive forever any claim or judicial action that could arise from the contract of operation of casino that is terminated.

     2.2 Consequently, as of January 8, 1999, the responsibility of Sodak Gaming International, Inc. and Ecuasodak, S.A. disappears for the maintenance, operation and administration of the casino. This excludes the contracts of employment of personnel that are not included in Personal Temps as well as any legal claims that could exist against Ecuasodak, S.A.

     2.3 If any claim appears in the future after January 8, 1999, but was generated during the administration of Sodak Gaming International, Inc. and/or Ecuasodak prior to said date, they are exclusive responsibility of Sodak Gaming International, Inc., especially with relationship to Mr. Antonio Salvador Salazar, Frank McGowan, David Brown, Adolfo Barros, the accountants and any other person who was involved in the administration, management and activities of the casino. It is not the responsibility of Sodak Gaming International and/or Ecuasodak any claim or obligation that arises after January 8, 1999 related to the Company Personal Temps and the personnel which it provides.

3.   SALE WITH RESERVATION OF TITLE

     3.1 Ecuasodak, S.A. reserves the title until the entire purchase price has been paid in full, agrees to sell to the Arq. Hugo Caicedo Andino who agrees to buy the machines, equipment and accessories installed in the casino of the Hotel Crowne Plaza of Quito, Ecuador which are in the attached inventory which is attached to this Agreement and in this Exhibit are detailed the characteristics, serial number, mark and other specifications that identify each one of the machines, accessories and equipment that are sold. This Exhibit is incorporated into this Agreement. It is understood that the sale includes all of which is in the casino although it may not be found in the inventory.

     3.2 The Arq. Hugo Caicedo Andino declares that he has had the opportunity to verify the existence, condition and operation of the machines, equipment, and accessories and pursuant to the description and identification found in the inventory of said machines, equipment and accessories which is attached hereto.

     3.3 Method of Payment: The buyer and the selling company agree freely and voluntary in establishing the price of the machine, equipment and accessories in the amount of Four Hundred Ten Thousand US Dollars ($410,000) that shall be paid as follows: Fifty Thousand Dollars ($50,000) at the moment of signing this agreement; Fifty Thousand Dollars ($50,000) sixty days after the execution of this agreement which is March 8, 1999; and Three Hundred Ten Thousand Dollars ($310,000) in three equal installments of One Hundred Three Thousand Three Hundred Thirty Dollars and 33/100ths ($103,330.33) each one which will carry the annual interest of 8% in the way that the amounts payable shall be as follows:

          _ First installment shall be paid on November 8, 1999 in the amount of One Hundred Nineteen Thousand Eight Hundred Sixty seven Dollars ($119,867)

          _ The second installment shall be paid May 8th of the year 2000 in the amount of One Hundred Eleven Thousand Six Hundred Dollars ($111,600);

          _ The third installment shall be payable on the 8th of November of the year 2000 in the amount of One Hundred Seven Thousand Four Hundred and Sixty seven Dollars ($107,467); these installments include the respective interests over the principle amounts on the dates stated.


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     3.4 It is agreed that if any payment is required on a Saturday, Sunday or legal holiday in Ecuador, the date of the payment shall be the first working day thereafter in Ecuador. The buyer shall make payments to the seller or to Sodak by way of transferring amounts immediately to a bank account designated by the seller or Sodak in writing. If this contract is assigned by the seller the payment shall be made to the designee. The buyer shall pay interest to the seller or to Sodak in the amount of 8% in American dollars. In the event of late payment the interest penalty shall apply and the maximum amount of interest that is allowed in Ecuador for operations in American dollars. If it is necessary to hire the services of a lawyer to enforce any of the obligations of buyer, or the rights of buyer or of Sodak by way of legal proceedings or in any other way the buyer agrees to pay said reasonable legal fees and judicial costs.

The parties agree that payment can be made prior to due dates in which case the amount of interest due and owing shall be recomputed.

     3.5 Duration of Reservation of Title:

The reservation of title by the seller or Sodak shall be in full force and effect until the buyer has paid the totality of the obligations described in Paragraph 2. The title over the property of the machines shall not pass to the buyer until all the amounts that would have to be paid, have been paid totally by the buyer to the seller. Notwithstanding, the buyer assumes all the risks related to the property of the machines as of the moment of signing this contract. The rights, costs of transportation, charges or taxes including without limitation, rights of customs, import duties and charges for services of custom agents, supervision inspection and dispatch that were necessary to maintain the machines in Ecuador, including without limitation, all the charges, taxes and costs established in Article 11 of the Supreme Decree No. 548-CH of the 14th of September, 1963 included in Title 2 of the second book of the Commercial Code in Ecuador and others that are generated by this transaction or by other related transactions are the exclusive responsibility of the buyer. The buyer is prohibited from selling, changing or leasing the machines or to permit that they be subject to any claim or used as collateral with the exception that the same can be done if (i) any right of guarantee can be retained by the seller prior to payment and totality of the obligations of the buyer under this instrument and (ii) awarded to Sodak Gaming International or other company designated by it.

However, the parties can partially release some of the equipment and machines. To do so the parties shall enter into an agreement by way of an Addendum to the present contract which shall also be registered. In the event that the buyer prepays the entirety of the price the parties agree that this agreement shall be immediately terminated once payment is verified.

     3.6 Conservation and Immobilization:

The buyer shall the maintain the machines free of any liens, taxes or charges; shall maintain the machines in good condition, reasonable wear and tear accepted, and pursuant to the prudent operational practices; it shall not use nor shall it permit the machines to be used illegally or to be leased; and it shall not do any of the following without the express written knowledge of the buyer: (i) remove the machines or allow that they be removed from the Hotel Crowne Plaza of Quito; (ii) transfer any participation in this contract or in the machines; or (iii) the effect any and all substantial alterations of the machine that does not include maintenance or refurbishment.

     3.7 Default:

If the buyer defaults on any of the conditions of this purchase / sale agreement, including those related with the dates of payment or if it becomes bankrupt, insolvent or if it there is a meeting of creditors against the buyer or if the buyer is in dissolution, liquidation or if the buyer violates in any form, any of the conditions in this agreement, or legal norms that regulate the laws related to sale with reservation of title, then in such case the seller or Sodak shall be free to choose any of the following judicial processes:

         (a) repossessions of the machines pursuant to law and pursuant to
Article 14 of the Supreme Decree No. 548-CH of the 24th of September of 1963 which formed part of the Code of Commerce in Ecuador and in which case the payments made pursuant to this agreement shall be retained by the buyer or seller or Sodak plus the judicial costs resulting from said repossession, said payments being by way of indemnification;

         (b) sale of the goods as provided in Article 10 of the Supreme Decree 548-CH pursuant to the provisions of Article 596 of the Commercial Code of Ecuador and pertinent dispositions in the Code of Civil Procedure in Ecuador and other legal norms that are applicable; or

         (c) obtain the right from the buyer to revenues of the machines.


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     3.8 Insurance:

The buyer shall be responsible for the cost of all insurance coverage required as of January 8, 1999. Consequently, the buyer shall be obligated to insure the machines and provide a copy of the insurance policy to the seller. The seller reserves the right to verify coverage with the insurance company contracted for said of purpose.

The insurance policy shall cover all risks, including injury to third persons, fire, robbery, breakage of the machines, etc. for the amount of the purchase price.

     3.9 Rights and Taxes:

Whatever right or tax caused due to registration of this contract shall be paid by the seller. The seller or Sodak is authorized to publicly register this agreement. On the other hand, the buyer accepts to pay all other taxes that are necessary such as the aggregated value tax (IVA), and others that could be occasioned by the sale of these goods.

     3.10 Nonwaiver of Default:

Failure to act by the seller or Sodak for any default of the buyer, shall not constitute a waiver of the seller or Sodak s right to enforce buyers obligations.

4.   ASSIGNMENT:

     4.1 The Arq. Hugo Caicedo Andino authorizes Ecuasodak to transfer and assign to Sodak Gaming International, Inc. the rights and obligations that are established in this agreement. In this case, the Arq. Hugo Caicedo Andino provides that he has been notified of any assignment and accepts as of the date of this agreement, the obligation to satisfy and comply with the obligations described in Clause 3 to Sodak Gaming International, Inc.
as Assignee or holder of said rights or obligations.

     4.2 Ecuasodak S.A. assigns to Sodak Gaming International, Inc. all rights and obligations that emanate from this purchase / sale with reservation of title. Sodak Gaming International, Inc. accepts this assignment and consequently it becomes the creditor and entitled to the rights and obligations contained in the Purchase / Sale with reservation of right before Arq. Hugo Caicedo as buyer.

     4.3 In simultaneous manner, the Arq. Hugo Caicedo Andino is notified of this assignment and he accepts expressly manifesting his consent to said assignment.

     4.4 The Arq. Hugo Caicedo Andino accepts as valid and legal this assignment as it complies with all the requirements established in the Civil Code, Code of Civil Procedure and other applicable norms.

     4.5 Ecuasodak, S.A. at the time of assigning to Sodak Gaming International the rights and obligations of this Purchase / Sale Agreement with reservation of right declares expressly that it does so as compensation for the debts that it actually owes to Sodak Gaming International, Inc.

     4.6 The Arq. Hugo Caicedo Andino authorizes Ecuasodak and/or Sodak Gaming International, Inc. to take whatever action necessary for the validity of the assignment including described in the Supreme Decree 548-CH in Article 96 of the Code of Civil Procedure.

     4.7 Whatever cost or tax be generated by the assignment are responsibility of Ecuasodak and/or Sodak Gaming International, Inc.

5.   THE FOREIGN CORRUPT PRACTICES ACT OF THE UNITED STATES AND OF ECUADOR

     5.1 Admihotel S.A., Sodak Gaming International, Inc. and its subsidiary Ecuasodak declare and ratify that these companies their directors, agents, and employees have not been involved in any direct or indirect way in any act that could constitute or be interpreted as payment, promise to pay or authorization to give a gift or donation of anything of any value to any authority of the governments of their countries in order to influence any act or decision of said government officials in their official capacity including any decision to avoid, comply with, any of their official functions or any government official to use it to influence over any person or government official in their countries with the object of effecting or influencing any act or decision of said government,


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     5.2 Likewise, the companies declare and ratify that their employees, directors and agents have not acted in any way that could be interpreted as a violation of the law of the Foreign Corrupt Practices Act of the United States or of Ecuador nor have they offered to any political party authority or candidate with the purpose of influencing any act or decision of said party in its official capacity including the decision to fail to act in their official functions or to persuade said political party, authority or candidate to use his influence in any manner with any government to adopt or influence any act or decision of the government of said countries or their dependents.

6.   GUARANTEES

     6.1 Sodak Gaming International, Inc. guarantees to Arq. Hugo Caicedo Andino as buyer and for one year after execution of this agreement to provide the necessary parts for the machines, equipment and accessories that are the object of this purchase / sale at list price maintained by Sodak Gaming International, Inc. at the moment of request. The buyer shall be responsible for the costs and taxes required by importation to Ecuador. In the event that Sodak Gaming International, Inc. does not have an inventory, some or all of the parts listed by the buyer, it is obligated to obtain them in the market and the price conditions of the moment that the request is made. Always prior payment of the list price of the replacement being paid by buyer and provide within a reasonable amount of time.

     6.2 Sodak Gaming International, Inc. during this agreement is obligated to designate an attorney in Quito, Ecuador to respond to whatever claim could be made within this agreement. This designation shall be realized within 90 days of the execution of this agreement.

7. ABOUT THE INTERNATIONAL CHAIN, HOLIDAY INN WORLDWIDE AND THE CORPORATION BASS HOTELS AND RESORTS

     7.1 As in the contract of operation of casino of November 3, 1995, it is expressly stated that this contract does not include nor affect in any form or fashion the franchise or concession of operation the Arq. Hugo Caicedo Andino declares that this agreement does not affect said franchise agreement with the franchisor or contract that has been complied with and respected by the parties in said franchise.

8.   JURISDICTION AND PROCEDURE:

Parties herein agree to submit any controversy or claim with respect to compliance or interpretation of this agreement to arbitration before the arbitration tribunal of the center for arbitration and mediation in the Chamber of Commerce in Quito, pursuant to the law of Arbitration and Mediation and the Regulations of Arbitration and Mediation of said center.

Based on the above, the parties to this agreement accept without reservation whatever, and subscribe in Quito, the 8th day of January, 1999, in four originals that each shall have the same tenor and validity.



ECUASODAK, S.A.                             ADMIHOTEL CIA LTDA.

By:______________________________       By:______________________________
   Sebastian Perez Arteta Gerente          Ruben Alava Apoderado



SODAK GAMING INTERNATIONAL, INC.        ARQ. HUGO CAICEDO ANDINO

By:______________________________       By:______________________________
   George Grassby                          Arq. Hugo Caicedo Andino


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